UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Email to Boingo employees

March 1, 2021

Boingoites,

Today is a historic day for Boingo!

We just announced that Digital Colony, one of the world’s largest digital Infrastructure investment firms, has entered into an agreement to purchase Boingo for the price of $14.00 per share, or approximately $854 million. Digital Colony’s investment in Boingo is an incredible endorsement of our vision, strategy, and the leadership we’ve shown in the DAS, Wi-Fi, and small cell wireless space.

Why Is This A Good Thing?

First and foremost, it signals incredible confidence in the value of Boingo, the work we are doing, and our vital place in the wireless mobile ecosystem. Digital Colony has made it very clear that they are very excited about our business. They are investing in Boingo because they are big believers in our team and our vision for the future of the company. Importantly, they are interested in partnering with us to provide the support and capital for supporting our increased growth.

What Happens Next?

The deal will take several months to close and will require stockholder approval, regulatory approvals, and customary closing conditions. In addition, there will be a 25-business day period during which other companies can submit a competing bid, as well.

I Have A Lot Of Questions – Who Can I Ask?

We’ve tried to anticipate many of the questions you might have and put together a comprehensive Q&A that follows this letter. Please take the time to read it carefully and feel free to share it with your family as they might have questions, too.  As thorough as we tried to be, I’m sure we didn’t think of everything, so I invite you to submit questions at askboingo@boingo.com. We’ll be holding our normally scheduled All Hands meeting tomorrow, which will give us a chance to address questions you submit.

This milestone is an incredible testament to the hard work each one of you has put into Boingo. Together, we’ve created the world’s leading indoor DAS and W-Fi company. But as exciting as today’s announcement is, the most important thing we can do right now is execute. We have runway in front of us; we can’t afford to let this news distract us. In addition, please refrain from commenting about or posting anything about this announcement on social media.

We’ve been impressed with Digital Colony throughout the diligence process, and I look forward to introducing you to their leadership team at the appropriate time.

Mike

Q&AQ. Boingo is being acquired. What does that mean? A. Digital Colony entered into an agreement to purchase all the shares of Boingo Wireless, Inc. for the price of $14.00 per share, or approximately $854 million. Upon approval, Boingo will become a privately owned company again and will no longer be traded on the NASDAQ stock exchange.Q. Who is Digital Colony? A. Digital Colony is the world’s largest digital Infrastructure investment firm and is focused on investment opportunities in four key segments: data centers, macro cell towers, fiber networks and small cell networks. They own a large portfolio of complementary companies, like Zayo (fiber), Extenet (small cells), and Vertical Bridge (towers).Q. What is the purchase price per share for the stock compared to the current trading price? A. The offer price represents a 23% premium to the closing price of $11.40 on February 26, 2021.Q. When does this become official? A. The transaction is expected to close in the second quarter of 2021, subject to Boingo stockholder approval, regulatory approvals, and other customary closing conditions.Q. What are Digital Colony’s goals and expectations for Boingo? A. It is our understanding that Digital Colony is acquiring Boingo because they believe in our value, the work we are doing, and our vital place in the wireless mobile ecosystem. They believe that as we continue to grow, and as they fund our continued expansion, they can grow their investment.Q. Do Boingo’s stockholders need to approve this deal? A. Yes. We expect to hold a special meeting of Boingo’s stockholders to approve the transaction in a few months. We plan on sending out proxy materials which will provide more detail about the details of this transaction, including the terms of the transaction and what led up to the transaction. When these materials become available you can read these materials and any other relevant documents in connection with the merger that we file with SEC because they will contain important information about the transaction.Q. Once the deal goes through, what sort of changes can I expect? A. Largely, and this is important: This is simply a swap of one set of owners (public shareholders) for another (private equity), much like what happened when we went public and switched out our initial venture capital investors. We’re still the same operating company. For the most part, the difference in our day-to-day lives is simply the fact we’re no longer owned by the public markets; we’ll be a private company again.Q. Will I still have a job? A. The Digital Colony team has emphasized that they value the Boingo team and the work we are doing. They are acquiring us to invest in and help us grow our business; we believe this will create new and exciting opportunities for our employees.Q. Will our work processes change? A. We don’t anticipate any significant changes to our work process.

Q. What happens to our Board of Directors? Do we still have a board? A. Assuming that the transaction closes in accordance with the terms of the merger agreement, our current board of directors, who have done a tremendous service to Boingoites and shareholders alike, will have completed their role as a public board and that board will be eliminated. Q. Will my title or job responsibilities change? A. Your role should not change. We do not expect material changes to your responsibilities given the Company will operate much as it does today, and our strategic goals remain the same. Q. Do you expect my compensation will change? A. We do not anticipate changes to compensation. Q. Will our benefits package change? A. We do not expect any material changes to our benefits package. Q. If we’re no longer a public company, what happens to my equity? A. Under the merger agreement, all the Boingo equity you have been granted – whether those are Stock Options or Restricted Stock Units (RSU’s) – will immediately vest and be converted to cash at a price of $14.00 per share (less the exercise price with respect to Stock Options) when the deal closes. Please keep in mind that when the equity is converted to cash, this is a taxable event (the IRS considers this income), so you may wish to consult with your accountant/CPA to understand how to best handle any tax implications. Q. How does equity work in a private company? Will I be granted new equity? How does future equity get calculated when we’re not a public company? Will we get annual grants of equity as we do today? A. We will share answers to these questions as soon as permissible. Q. Am I permitted to trade now? A. You are permitted to trade in the normal trading window. The trading window will be open from March 4th through March 15th. Q. How are our venue, partners and key vendors being notified about the deal? A. We have a comprehensive communication plan that is being spearheaded by our executives and the Account Management team. Q. What do I say to customers who call with concerns as a result of the deal? A. While we don’t expect this to occur, the best answer is “as we’re simply transitioning from being a public company to a private company, we don’t anticipate material changes in how we operate.” Q. What should I do if someone from the media calls to ask about the deal? A. As in all situations, media inquiries should be directed to Melissa Robinson, VP of Marketing & Communications (mrobinson@boingo.com) Q. Who should I contact if I have questions? A. We have set up a dedicated email address (AskBoingo@boingo.com) where employees can submit questions anytime. We’ll share the answers to your submissions on our Friday calls, along with any other pertinent updates.

Additional Information and Where to Find It In connection with the transaction, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://investors.boingo.com/financials/sec-filings/default.aspx) or by writing to the Company’s Secretary at 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024. Participants in the Solicitation The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 21, 2020. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction. Cautionary Statement Regarding Forward-Looking Statements This communication contains "forward-looking statements" that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. These forward-looking statements include, without limitation, the statements made concerning the Company’s intent to consummate the transaction. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the transaction may not be consummated in a timely manner, if at all; (ii) the risk that the transaction may not be consummated as a result of buyer’s failure to comply with its covenants and that, in certain circumstances, the Company may not be entitled to a termination fee; (iii) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee; (iv) risks related to the diversion of management’s attention from the Company’s ongoing business operations; (v) risks regarding the failure of the buyer to obtain the necessary financing to complete the transaction; (vi) the effect of the announcement of the transaction on the Company’s business relationships (including, without limitation, customers and venues), operating results and business generally; and (vii) risks related to obtaining the requisite consents to the transaction, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s Annual Report on Forms 10-K for its fiscal year ended December 31, 2020 to be filed with the SEC on March 1, 2021. The Company assumes no obligation and does not intend to update these forward-looking statements. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.